                                                                    EXHIBIT 4(l)

                        FIFTH AMENDMENT TO LOAN AGREEMENT

         THIS FIFTH AMENDMENT TO LOAN AGREEMENT (this "Amendment") is entered into as of the 21st day of December, 2001 by and among LaSalle Bank National Association, a national banking association ("Bank"), and each of K-V Pharmaceutical Company, a Delaware corporation ("K-V"), Particle Dynamics. Inc., a New York corporation ("PDI"), ETHEX Corporation, a Missouri corporation ("ETHEX"), and THER-RX Corporation, a Missouri Corporation ("THER-RX"), jointly and severally (K-V, PDI, ETHEX and THER-RX are collectively referred to as the "Borrowers").

                                   WITNESSETH:

         WHEREAS, Bank and the Borrowers are party to that certain Loan Agreement dated as of June 18, 1997, as amended by that certain First Amendment to Loan Agreement dated as of October 28, 1998, that certain Second Amendment to Loan Agreement dated as of March 11, 1999, that certain Third Amendment to Loan Agreement dated as of June 22, 1999 and that certain Fourth Amendment to Loan Agreement dated as of December 17, 1999 (collectively, the "Agreement"); and

         WHEREAS, the Bank and the Borrowers desire to further amend the Agreement in accordance with this Amendment.

         NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

         1. Incorporation of the Agreement. All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety. To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Paragraph 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

         2. Amendment of the Agreement. Borrowers and Bank hereby agree to amend the Agreement as follows:

                (a) The definitions of the terms "Maturity Date", "Supplemental Credit Commitment", "Supplemental Credit Maturity Date", "Supplemental Loans", "Supplemental Note" and "Termination Date" are hereby added to the Agreement to read as follows:

                  "Maturity Date" means (a) in the case of the Revolving Credit Commitment, the Revolving Credit Maturity Date, (b) in the case of each of Term Loan A and Term Loan B, the Term Loan Maturity Date, and (c) in the case of the Supplemental Credit Commitment, the Supplemental Credit Maturity Date, as applicable.

                  "Supplemental Credit Commitment" shall have the meaning assigned to such term in Paragraph 2.5 hereof.

                  "Supplemental Credit Maturity Date" means December ___, 2002. (364 DAYS FROM CLOSING]

                  "Supplemental Loans" means and includes all Loans made under the Supplemental Credit Commitment, unless the context in which such term is used shall otherwise require.

                  "Supplemental Note" means that certain Supplemental Note made by Borrower in favor of Bank in the maximum aggregate principal amount of Twenty Million Dollars ($20,000,000), as the same may be amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutes therefor.

                  "Termination Date" means the earliest to occur of: (i) the Maturity Date or (ii) the Early Termination Date.

                  (b) The definitions of the terms "Assignment of Rents", "Fixed Rate", "LIBOR Margin", "Mortgages", "Notes", "Other Agreements", "Revolving Credit Maturity Day", "Revolving Note", "Term Loan Maturity Date" and "Term Note A" appearing in Paragraph 1.1 are hereby amended and restated as follows:

                  "Assignment of Rents" means those certain Assignments of Rents and Leases between K-V and Bank for each of the Mortgaged Properties, each dated as of June 24, 1997, as amended by those certain First Amendments to Assignment of Rents and Leases dated as of December 21, 2001 in the case of the Metro Court Properties, and March 11, 1999 in the case of the Lakefront Property, as each of the same may be further amended, modified or restated from time to time.

         "Fixed Rate" means (a) 7.57% with respect to Term Note A and (b) seven and 95/100 percent (7.95%) with respect to Term Note B.

         "LIBOR Margin" means one and three-quarters percent (1.75%); provided, however, so long as no Event of Default has occurred, such percentage shall be decreased to one and one-half percent (1.50%) as of the first day of each quarterly accounting period if and to the extent that Borrowers' Funded Debt Ratio for the most recently ended quarterly accounting period is less than 1.00:1.0, as reported on Borrowers' compliance certificate for such most recently ended quarterly accounting period delivered in accordance with Paragraph 8.2(d)(v).

         "Mortgages" means (a) those certain Missouri Future Advance Deeds of Trust and Security Agreements made by K-V in favor of Bank for each of the Metro Court Properties dated as of June 24, 1997, as amended by those certain First Amendments to Missouri Future Advance Deeds of Trust and Security Agreements dated as of December 21, 2001, and (b) that certain Missouri Future Advance Deed of Trust and Security Agreement dated as of March 11, 1999 with respect to the Lakefront Property, as each of the same may be further amended, restated or modified from time to time.

         "Notes" means, collectively, the Revolving Note, Term Note A, Term Note B and the Supplemental Note.

         "Other Agreements" means all agreements, instruments and documents, including, without limitation, letters of credit mortgages, deeds of trust, guaranties, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrowers and delivered to Bank including, without limitation the Revolving Note, Term Note A, Term Note B, the Supplemental Note, the Mortgage, the Assignment of Rents and the Environmental Indemnity Agreement.

         "Revolving Credit Maturity Date" means October 15, 2004.

         "Revolving Note" means that certain Substitute Revolving Note dated as of December 21, 2001 made payable by Borrowers in favor of Bank in the maximum principal amount of Forty Million Dollars ($40,000,000), as the same may be amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutes therefor.

         "Term Loan Maturity Date" means: (i) with respect to Term Loan A, the earlier to occur of (A) ninety (90) days after Bank has indicated in writing to K-V that it is unwilling to renew the Revolving Credit Commitment at the maturity thereof (B) ninety (90) days after Borrowers refinance the Revolving Loans with any other Person, and (C) December 21, 2006 [TBD]; and (ii) with respect to Term Loan B, the earlier to occur of (A) ninety (90) days after Bank has indicated in writing to K-V that it is unwilling to renew the Revolving Credit Commitment at the maturity thereof, (B) ninety (90) days after Borrowers refinance the Revolving Loans with any other Person, and (C) March 11, 2004.

         "Term Note A" means that certain Substitute Term Note A dated as of December 21, 2001 in the original principal amount of TWO MILLION FOUR HUNDRED FIFTY THOUSAND and 24/100 DOLLARS ($2,450,000.24), payable by K-V to Bank, as the same may be amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutes therefor.

         (c) The following new Paragraphs 2.5 and 2.6 are hereby added to
Section 2 to read as follows:

                  2.5 Supplemental Credit Commitment. On the terms and subject to the conditions set forth in this Agreement Bank agrees to make revolving credit available to Borrowers, jointly and severally, from time to time prior to the Termination Date to finance acquisitions in such aggregate amounts as Borrowers may from time to time request but in no event exceeding the maximum principal amount available of Twenty Million Dollars ($20,000,000) in the aggregate, including the amount of all outstanding Supplemental Loans (the "Supplemental Credit Commitment"). The Supplemental Credit Commitment shall be available to Borrowers by means of Supplemental Loans, it being understood that Supplemental Loans may be repaid and used again during the period from the date hereof to and including the applicable Termination Date, at which time the Supplemental Credit Commitment shall expire.

                  2.6 Borrowing Procedures for Supplemental Loans. (a) Whenever Borrowers desire to incur an Acquisition Loan hereunder, Borrowers shall give Bank at least twenty-one (21) days' prior written notice (or telephonic notice promptly confirmed in writing) of the borrowing of an Acquisition Loan. Each notice shall specify (i) the aggregate principal amount of the Acquisition Loan to be made pursuant to such borrowing, and (ii) the date of borrowing (which shall be a Business Day). In addition, Borrowers shall provide Bank with an Officer's Certificate, duly executed and completed by an Authorized Officer of Representative, pursuant to which Borrowers shall certify and/or provide Bank with the following: (A) a certification that the requested amount of the Acquisition Loan plus the aggregate principal amount of all Supplemental Loans funded as of the date of such request does not exceed the Supplemental Credit Commitment; (B) a certification that, after giving effect to the requested Acquisition Loan, Borrowers will be in compliance with (x) the limitation on acquisitions set forth in Paragraph 8.3(b) of this Agreement and (y) all financial covenants set forth in Paragraph 8.2(g) of this Agreement; (C) a detailed description of the assets to be acquired by Borrowers and a true and correct copy of each purchase agreement and all related documents pertaining to the acquisition of such assets by Borrowers; (D) a certification that all proceeds of the Acquisition Loan will be used to purchase the new assets; (E) a certification that no Event of Default has occurred or would result after giving effect to the proposed acquisition; and (F) a certification that there has been no material adverse change in any Borrower's financial condition. Prior to funding, Borrowers shall also provide Bank with such other agreements, documents, certificates and opinions as requested by Bank.

         (d) A new Paragraph 3.4 is hereby added to the Agreement to read in its entirety as follows:

                  3.4 Supplemental Note. The Supplemental Loans made by Bank under the Supplemental Credit Commitment shall be evidenced by the Supplemental Note substantially in the form set forth in Exhibit 3.4 hereto, payable to the order of Bank. The unpaid principal amount of each Acquisition Loan shall bear interest and be due and payable as provided in this Agreement and the Supplemental Note. Payments to be made by Borrowers under the Supplemental Note shall be made at the time, in the amounts and upon the terms set forth herein and therein.

         (e) Paragraph 4.1(a) is hereby amended and restated to read as follows:

                  (a) Borrowers hereby promise to pay interest on the unpaid principal amount of each Revolving Loan and each Acquisition Loan, as applicable, at a rate per annum equal to the Base Rate from time to time in effect (the "Base Rate Loan") for the period commencing on the date of such Loan until such Base Rate Loan is (A) converted to a LIBOR Loan pursuant to Paragraph 4.3 hereof, or (B) paid in full. Accrued interest on the outstanding principal amount of Loans shall be payable
         (i) monthly in arrears on the last Business Day of each calendar month in to case of a Base Rate Loan, (ii) on the last day of the applicable Interest Period in the case of a LIBOR Loan, (iii) upon conversion of any Loan into a LIBOR Loan (such amount of accrued interest then coming due to be calculated based on the principal amount of the Loan so converted) and (iv) upon the Termination Date. After the Termination Date or the Conversion Date (with respect to accrued interest coming due as a result of the conversion), as applicable, accrued interest on such Loans shall be payable on demand.

         (f) Paragraph 4.1(c) is hereby amended and restated to read as follows:

                  (c) Each LIBOR Loan shall be in an integral multiple of $100,000 and shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such LIBOR Loan is effected by conversion or continued until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the LIBOR Margin plus the Adjusted LIBOR Rate, with such interest payable in accordance with Paragraph 4.1(a) above.

         (g) Paragraph 4.10 is hereby amended and restated to read in its entirety as follows:

                  4.10 Letter of Credit Fees. As additional consideration for issuing, or causing to be issued, Letters of Credit for Borrowers under the Revolving Credit Commitment at Borrowers' request pursuant to Paragraph 2.4 hereof, Borrower agrees to pay fees in respect to each Letter of Credit so issued. Said fees shall be payable on the date which such Letter of Credit is issued and (a) for "standby" Letters of Credit shall be in an amount equal to one and one quarter percent (1.25%) per annum (the "Standby L/C Fee") of the amount of the Letter of Credit multiplied by a fraction, the numerator of which is the number of days in the term of the applicable Letter of Credit and the denominator of which is 360, payable annually in advance, and (b) for "trade" or other Letters of

         Credit, in accordance with Bank's published fee schedule then in effect. In the event a Letter of Credit is renewed or extended a fee calculated in the manner provided above shall be payable for any such renewal or extended period. Further, Borrowers shall pay and/or reimburse Bank for all fees and charges paid by Bank on account of any Letter of Credit, and Borrowers shall pay to Bank its usual and customary charges in respect to the issuance, or renewal, of Letters of Credit.

         (h) Paragraph 5.10 is hereby amended and restated to read as follows:

                  5.1 Payments to Bank. That portion of Borrowers' Liabilities consisting of: (a) principal payable on account of the Loans made by Bank to Borrowers pursuant to this Agreement shall be payable by Borrowers to Bank (i) as provided in the Revolving Note or any Letter of Credit in respect of the Revolving Loans, (ii) as provided in the Supplemental Note with respect to Supplemental Loans, and (iii) as provided in each Term Note in respect of each Term Loan; (b) costs, fees and expenses payable pursuant to this Agreement shall be payable by Borrowers to Bank on demand (except the Unused Portion Fee which shall be payable as described in Paragraph 5.10 below); (c) interest payable pursuant to this Agreement shall be payable by Borrowers to Bank as provided in Paragraph 4.1 and (d) the balance of Borrowers' Liabilities, if any, shall be payable by Borrowers to Bank as and when provided in this Agreement.

         (i) Paragraph 5.10 is hereby amended and restated to read in its entirety as follows:

                  5.10 Unused Portion Fee. To compensate Bank for the cost of reserving funds to be made available to Borrowers under this Agreement, Borrowers shall pay to Bank, on the last day of each calendar quarter
         (i) an unused revolving line fee with respect to the Revolving Credit Commitment based upon the sum of the daily amounts by which the maximum aggregate principal amount of the Revolving Credit Commitment exceeds the actual principal amount of Revolving Loans outstanding hereunder and (ii) an unused acquisition line fee with respect to the Supplemental Credit Commitment based upon the sum of the daily amounts by which the maximum aggregate principal amount of the Supplemental Credit Commitment exceeds the actual principal amount of all Supplemental Loans outstanding hereunder (items (i) and (ii) are collectively referred to as the "Unused Portion Fee"). The Unused Portion Fee for the Revolving Credit Commitment is calculated for each applicable day of such quarter in an amount equal to the excess of the maximum aggregate principal amount of the

                  Revolving Credit Commitment over the principal amount of all outstanding Revolving Loans and outstanding Letters of Credit on such day, multiplied by three-tenths of one percent (0.30%) and divided by three hundred sixty (360). The Unused Portion Fee for the Supplemental Credit Commitment is calculated for each applicable day of such quarter in an amount equal to the excess of the maximum aggregate principal amount of the Supplemental Credit Commitment over the principal amount of all outstanding Supplemental Loans on such day, multiplied by two-tenths of one percent (0.20%) and divided by three hundred sixty (360). All fees and charges imposed on Borrowers pursuant to this Agreement including, without limitation, the Unused Portion Fee accrued through the date of termination, shall be nonrefundable to Borrowers, notwithstanding any prepayment and termination by Borrowers of this Agreement.

                  (j) Paragraph 5.11 is hereby amended and restated to read in its entirety as follows:

                           5.11 Prepayment. (a) Term Loan Prepayments. K-V may,
                  from time to time, prepay the Loan evidenced by either Term Note A or Term Note B in whole or in part prior to the date of maturity thereof and the same shall pay, subject to Paragraph
                  5.7 hereof, the Make-Whole Amount (as defined below); provided, however, that prior to the occurrence of an Event of Default, such prepayment fee shall not be due and payable upon prepayment under circumstances where Bank has been requested by Borrowers to renew the Revolving Credit Commitment at the expiration or maturity thereof and either (a) Bank has refused to do so or (b) Bank has offered such renewal upon terms materially different and adverse to Borrowers. For the purposes hereof, the "Make-Whole Amount" shall be the amount calculated as follows:

                           (i) There shall first be determined, as of the date
                  fixed for prepayment (the "Prepayment Date"), the amount, if any, by which (A) the applicable Fixed Rate of the Term Loan to be prepaid exceeds (B) the yield to maturity percentage for the United States Treasury Note (the "Treasury Note") maturing October, 2006 in the case of Term Note A and March, 2004 in the case of Term Note B, as published in The Wall Street Journal on the fifth business day preceding the Prepayment Date, plus (i) Two Hundred Twenty-Five basis points (2.25%) in the case of Term Note A, or (ii) Two Hundred Fifty basis points (2.50%) in the case of Term Note B ((i) and (ii) above are referred to as the "Current Yield"). If (A) publication of The Wall Street Journal is discontinued, or (B) publication of the Treasury Note in The Wall Street Journal is discontinued, Bank, in its sole discretion, shall designate another daily financial or governmental publication of national circulation to be used to determine the applicable Current Yield;

                           (ii) The difference calculated pursuant to clause (i)
                  above shall be multiplied by the outstanding principal balance on such Term Note to be prepaid hereof as of the Prepayment Date;

                           (iii) The product calculated pursuant to clause (ii)
                  above shall be multiplied by the quotient, rounded to the nearest one-hundredth of one percent, obtained by dividing (A) the number of days from and including the Prepayment Date to and including the applicable Maturity Date on such Term Note to be prepaid, by (B) 365; and

                           (iv) The sum calculated pursuant to clause (iii)
                  above shall be discounted at the annual rate of the applicable Current Yield on such Term Note to be prepaid to the present value thereof as of the applicable Prepayment Date, on the assumption that said sum would be received in equal monthly installments on each monthly anniversary of the applicable Prepayment Date prior to the Maturity Date on such Term Note to be prepaid, with the final such installment to be deemed received on the Maturity Date on such Term Note to be prepaid; provided that Borrowers shall not be entitled in any event to a credit against, or a reduction of, the Debt being prepaid if the applicable Current Yield on such Term Note to be prepaid exceeds the Fixed Rate or for any other reason.

                  (k) Paragraph 8.2(g)(ii) is hereby amended and restated in its entirety to read as follows:

                           (ii) Maintain EBITDA, at all times, of not less than
                  $40,000,000, calculated quarterly for the preceding twelve-month period on a trailing twelve month basis.

                  (l) Paragraph 8.3(b) is hereby amended and by amending and restating the last sentence at the end of such Paragraph to read as follows:

                           Notwithstanding the foregoing, so long as no Event of
                  Default has occurred and is continuing or would otherwise occur after giving effect to any acquisition and Borrowers have otherwise complied with all of the provisions of this Agreement (including, but not limited to, Paragraph 2.6 with respect to Supplemental Loans), Borrowers may make acquisitions of assets or properties in an aggregate amount not to exceed (i) the amount of cash on hand as reflected on Borrowers' most recent Financials delivered to Bank at the time of such acquisition, plus (ii) no more than Ten

                  Million Dollars ($10,000,000) in the aggregate of Loans under the Supplemental Credit Commitment and the Revolving Credit Commitment at any time.

                  (m) It is understood and agreed that Letters of Credit are only available for issuance under the Revolving Credit Commitment.

                  (n) Exhibit 3.4 is hereby added to the Agreement in the form attached hereto.

         3. Delivery of Documents. The following documents and other items shall be delivered concurrently with this Amendment:

                           a.   Substitute Revolving Note;

                           b.   Substitute Term Note A;

                           c.   Supplemental Note;

                           d. First Amendment to Missouri Future Advance, Deed of Trust and Security Agreement for each of the Metro Court Properties;

                           e. First Amendment to Assignment of Rents and Leases for each of the Metro Court Properties;

                           f. Secretary's Certificate of each Borrower certifying to (i) board resolutions evidencing each Borrower's authorization of the Amendment, the Notes and the Other Agreements and (ii) incumbency of each Borrower;

                           g.   Opinion of Borrowers' counsel; and

                           h. Such other documents, certificates and financing statements as Bank shall request.

         4. Representations, Covenants and Warranties; No Default. The representations, covenants and warranties set forth in Paragraph 8 of the Agreement shall be deemed remade as of the date hereof by each Borrower, except that any and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment. No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under the Agreement.

         5. Fees and Expenses. The Borrowers agree to pay on demand all costs and expenses of or incurred by Bank, including, but not limited to, legal fees and expenses, in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment. In addition to the foregoing, borrowers agree to pay to Bank a closing fee of $25,000 on or before the date of this Amendment which shall be nonrefundable and fully earned by Bank as of the date hereof.

         6. Effectuation. The amendments to the Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment and without any further action required by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this Amendment.

         7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

                       (SIGNATURE PAGE TO FIFTH AMENDMENT)

         IN WITNESS WHEREOF, the parties hereto have duly executed this Fifth Amendment to Loan Agreement as of the date first above written.


LASALLE BANK NATIONAL ASSOCIATION            K-V PHARMACEUTICAL COMPANY


By: /s/ MICHAEL S. BARNETT                   By: /s/ GERALD R. MITCHELL
    ----------------------------------           -------------------------------
Its: First Vice President                    Its: V-P, Treasurer & CFO
     ---------------------------------            ------------------------------

                                             ETHEX CORPORATION


                                             By: /s/ GERALD R. MITCHELL
                                                 -------------------------------
                                             Its: V-P
                                                  ------------------------------

                                             PARTICLE DYNAMICS, INC.


                                             By: /s/ GERALD R. MITCHELL
                                                 -------------------------------
                                             Its: V-P
                                                  ------------------------------


                                             THER-RX CORPORATION


                                             By: /s/ GERALD R. MITCHELL
                                                 -------------------------------
                                             Its: V-P
                                                  ------------------------------